Exhibit 10.34.2

RIGHT OF FIRST OFFER AGREEMENT

This Right of First Offer Agreement (this “Agreement”) is entered into as of June 26, 2026 (the “Effective Date”), by and between Beneficient (the “Company”) and Yorkville Securities, LLC (“Yorkville”).
From the date hereof until the date that is twelve (12) months from the First Pre-Advance Closing (as defined in that certain Amended and Restated Standby Equity Purchase Agreement, dated as of the date hereof, by and between the Company and YA II PN, Ltd.) (the “ROFO Period”), the Company hereby grants Yorkville a right of first offer (the “ROFO”) to participate in connection with any securities offering or capital markets financing transaction entered into or pursued by the Company during the ROFO Period in the applicable capacities described below (each, a “Future Financing”):
a.Placement Agent. Placement agent in connection with any private placement in which the Company engages a broker-dealer to place equity securities, equity-linked securities, debt securities, or debt-like securities; and
b.Underwriter. Underwriter in connection with any underwritten public offering of equity securities, equity-linked securities, debt securities, or debt-like securities.
For the avoidance of doubt, this ROFO shall not apply to transactions undertaken pursuant to the Company’s pre-existing contractual obligations, transactions entered into in the ordinary course of the Company’s business of acquiring interests in alternative assets, acquisitions or joint ventures, or issuances of equity under an equity incentive plan, in connection with bank loans, to service providers or in strategic partnerships.
Prior to engaging any third party to act placement agent or underwriter in connection with a Future Financing, the Company shall advise (the “Notice of Intention”) Yorkville that it intends to deliver to Yorkville written notice of the proposed transaction, together with the material terms of the proposed engagement, including but not limited to, the scope of services and economic terms (the “Proposed Terms”). Yorkville must affirmatively advise the Company in writing that it will accept delivery of Proposed Terms within one (1) business day of its receipt of the Notice of Intention. Yorkville shall have three (3) business days following receipt of the notice containing the Proposed Terms to elect, in writing whether to participate in such Future Financing on such Proposed Terms or to decline to participate. For the avoidance of doubt, Yorkville shall have only one opportunity with respect to each Future Financing to exercise or decline its ROFO, and any such election, including the failure to elect to accept delivery of the Proposed Terms, shall be final with respect to such Future Financing.
If Yorkville timely elects to participate in a Future Financing, Yorkville shall be entitled to participate in such Future Financing in a non-exclusive co-placement agent, selling group, co-manager, co-underwriter or similar capacity, as applicable, on the Proposed Terms. Unless the Proposed Terms expressly provide otherwise, Yorkville shall not be entitled to any minimum allocation, reserved portion of the offering, guaranteed economics or fee participation, and Yorkville shall be entitled to compensation only with respect to securities actually placed by Yorkville and accepted by the Company in such Future Financing. Yorkville’s participation shall not require the Company to terminate, reduce or modify the role of any lead placement agent, underwriter, book-runner, manager or other broker-dealer engaged by the Company in connection with such Future Financing. Any engagement of Yorkville shall be subject to the execution of a customary definitive written agreement reasonably acceptable to the Company and Yorkville.
If Yorkville declines to participate in the Future Financing or fails to respond within the applicable period, the Company may engage a third party to provide such services on terms no more favorable to such third party than the Proposed Terms, and Yorkville shall not be entitled to any fee, compensation, reimbursement, tail, buy-out, penalty or other consideration in connection with any waiver, declination or non-exercise of the ROFO, and the ROFO shall be deemed fully satisfied with respect to such Future Financing. Any material change to the Proposed Terms with a third party shall trigger a new ROFO hereunder.

For the avoidance of doubt, the ROFO set forth herein shall apply separately and independently to each distinct Future Financing during the ROFO Period. Any waiver, declination or non-exercise of the ROFO by Yorkville with respect to any one Future Financing shall be final solely as to such Future Financing and shall not waive, limit, impair or otherwise affect Yorkville’s rights with respect to any subsequent Future Financing.
Yorkville’s compensation for any Future Financing for which it is engaged shall be set forth in a separate written agreement reasonably acceptable to the Company and Yorkville and shall be consistent with the terms hereof and compensation customarily paid to similarly situated placement agents and underwriters in comparable transactions. Nothing herein shall obligate either party to consummate any transaction, and Yorkville shall not be deemed an underwriter, placement agent, financial advisor or agent of the Company with respect to any Future Financing unless and until a separate written agreement is executed.
No provision of this letter agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by each party hereto.
This letter agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to its principles of conflicts of laws. This letter agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. This letter agreement may be delivered by any party by facsimile, email or other electronic transmission.
If the foregoing correctly sets forth the understanding between the Company and Yorkville, please so indicate in the space provided below for that purpose, whereupon this letter agreement shall constitute a binding agreement between the Company and Yorkville.

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Very truly yours,
YORKVILLE SECURITIES, LLC
By: /s/ Troy Rillo
Name: Troy Rillo
Title: Partner

ACKNOWLEDGED AND AGREED:

BENEFICIENT
By: /s/ James G. Silk
Name: James G. Silk
Title: Chief Executive Officer

[Signature page to Side Letter]